                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549


                                 SCHEDULE 13G


                   Under the Securities Exchange Act of 1934
                      (Amendment No.       Four       )*
                                     -----------------


                               NEW WEST EYEWORKS
--------------------------------------------------------------------------------
                               (Name of Issuer)


                                 Common Stock
--------------------------------------------------------------------------------
                        (Title of Class of Securities)


                                   649156106
                                --------------
                                (CUSIP Number)


Check the following box if a fee is being paid with this statement [_]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                        (Continued on following pages)

                              Page 1 of 14 pages

-----------------------                                  ---------------------
  CUSIP NO. 649156106                  13G                 PAGE 2 OF 14 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          MESIROW FINANCIAL HOLDINGS, INC.

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
          Delaware

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            642,759/1/

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          17,689/2/
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             642,759/1/

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          17,689/2/

------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
          660,448/1/

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
          13.6%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
          CO

------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------

/1/ Indirectly held through Mesirow Capital Partners II, Mesirow Capital
    Partners III, Mesirow Capital Partners IV, Mesirow Capital Partners V and Mesirow Capital Partners VI.

/2/ These shares are owned by Flag Partners, L.P. Mr. Sutter is a limited partner in Flag Partners, L.P.

                              Page 2 of 14 pages

-----------------------                                  ---------------------
  CUSIP NO. 649156106                  13G                 PAGE 3 OF 14 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          MESIROW CAPITAL PARTNERS II

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
          Illinois

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            64,519

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          0
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             64,519

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          0

------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
          64,519

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
          1.3%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
          PN

------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                              Page 3 of 14 pages

-----------------------                                  ---------------------
  CUSIP NO. 649156106                  13G                 PAGE 4 OF 14 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          MESIROW CAPITAL PARTNERS III

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
          Illinois

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            74,719

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          -0-
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             74,719

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          -0-

------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
          74,719

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
          1.5%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
          PN

------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                              Page 4 of 14 pages

-----------------------                                  ---------------------
  CUSIP NO. 649156106                  13G                 PAGE 5 OF 14 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          MESIROW CAPITAL PARTNERS IV

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
          Illinois

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            -0-

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          -0-
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             -0-

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          -0-

------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
          -0-

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
          0%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
          PN

------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


                              Page 5 of 14 pages

-----------------------                                  ---------------------
  CUSIP NO. 649156106                  13G                 PAGE 6 OF 14 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          MESIROW CAPITAL PARTNERS V

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
          Illinois

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            333,386

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          -0-
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             333,386

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          -0-

------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
          333,386

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
          6.9%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
          PN

------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


                              Page 6 of 14 pages

-----------------------                                  ---------------------
  CUSIP NO. 649156106                  13G                 PAGE 7 OF 14 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          MESIROW CAPITAL PARTNERS VI

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
          Illinois

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            170,135

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          -0-
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             170,135

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          -0-

------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
          170,135

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
          3.5%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
          PN

------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                              Page 7 of 14 pages

-----------------------                                  ---------------------
  CUSIP NO. 649156106                  13G                 PAGE 8 OF 14 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          William P. Sutter, Jr.

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
          United States

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            800/1/

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          16,889/2/
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             800/1/

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          16,889/2/

------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
          17,689

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
          0.4%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
          IN

------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------

/1/ Mr. Sutter is an officer of the corporate general partners of Mesirow
    Capital Partners II, Mesirow Capital Partners III, Mesirow Capital Partners IV, Mesirow Capital Partners V and Mesirow Capital Partners VI. Mr. Sutter holds these shares as custodian for his children.

/2/ These shares are owned by Flag Partners, L.P. Mr. Sutter is a limited partner in Flag Partners, L.P.

                              Page 8 of 14 pages

Item 1(a) Name of Issuer:

          New West Eyeworks, Inc.
          -----------------------

      (b) Address of Issuer's Principal Executive Offices:

          2104 West Southern Avenue
          -------------------------

          Tempe, Arizona  85282
          ---------------------

Item 2(a) Name of Person Filing:

          The shares reported herein are held by Mesirow Capital Partners II, Mesirow Capital Partners III, Mesirow Capital Partners IV, Mesirow Capital Partners V, Mesirow Capital Partners VI and William P. Sutter, Jr., an officer of the corporate general partners of these entities, as custodian for his children. This filing is also made on behalf of Mesirow Financial Holdings, Inc., which is the ultimate parent corporation of (i) Mesirow Financial Services, Inc., which is the corporate general partner of each of Mesirow Capital Partners II, Mesirow Capital Partners III, Mesirow Capital Partners IV and Mesirow Capital Partners VI and (ii) Mesirow Private Equity Investments, Inc., which is the corporate general partner of Mesirow Capital Partners V. The persons on behalf of whom this Schedule 13G is being filed are represented on the Board of Directors of the Issuer by Mr. Sutter.

      (b) Address of Principal Business Office:

          The address of the principal business office of each of the above-named persons is:

          350 North Clark Street
          Chicago, Illinois  60610

      (c) Citizenship:

          Mesirow Financial Holdings, Inc. is a Delaware corporation. Each of Mesirow Capital Partners II, Mesirow Capital Partners III, Mesirow Capital Partners IV, Mesirow Capital Partners V and Mesirow Capital Partners VI is an Illinois limited partnership. Mr. Sutter is a citizen of the United States.

      (d) Title of Class of Securities:
          Common Stock
          ------------------------------------------------------

      (e) CUSIP Number:
          649156106
          --------------------------------------------------------

Item 3 If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:

          (a)  ( )  Broker or Dealer registered under Section 15 of the Act

          (b)  ( )  Bank as defined in Section 3(a)(6) of the Act

          (c)  ( )  Insurance Company as defined in Section 3(a)(19) of the Act

          (d) ( ) Investment Company registered under Section 8 of the Investment Company Act

          (e) ( ) Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940

          (f) ( ) Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund

          (g)  ( )  Parent Holding Company, in accordance with (S)240.13d-1
                    (b)(1)(ii)(G)

          (h)  ( )  Group, in accordance with (S)240.13d-1 (b)(1)(ii)(H)

Item 4    Ownership*
          (a)  Amount Beneficially Owned**    660,448 shares
                                              ----------------------------------

          (b)  Percent of Class               13.6%***
                                              ----------------------------------

          (c)  Number of shares as to which such person has:***
               (i)   Sole power to vote
                     or to direct the vote    642,759 shares
                                              ----------------------------------

               (ii)  Shared power to vote
                     or to direct the vote    17,689 shares
                                              ----------------------------------

               (iii) Sole power to dispose or
                     to direct the
                     disposition of           642,759 shares
                                              ----------------------------------

               (iv)  Shared power to dispose
                     or to direct the
                     disposition of           17,689 shares
                                              ----------------------------------

* The beneficial ownership figures set forth in response to this Item 4 combine holdings separately reported on the cover pages hereof by each of the persons named in response to Item 1(a) above. Beneficial ownership of the same shares may be shared between the persons named above.

** The filing of this Schedule 13G shall not be construed as an admission that such person is, for the purposes of Section 13(d) and 13(g) of the Securities Exchange Act of 1934, the beneficial owner of any securities covered by this statement. Mr. Sutter is an officer of the corporate managing general partner of each of Mesirow Capital Partners II, Mesirow Capital Partners III, Mesirow Capital Partners IV, Mesirow Capital Partners V and Mesirow Capital Partners VI. Mr. Sutter disclaims beneficial ownership of such shares.

*** The number of shares reported as being beneficially owned under Item 4(a) may be less than the aggregate number of shares being reported in Item 4(c) since more than one of the indices of beneficial ownership specified in Item 4(c) may be present with respect to the same shares deemed to be beneficially owned.

Item 5    Ownership of Five Percent or Less of a Class

          If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [_].

Item 6    Ownership of More than Five Percent on Behalf of Another Person

          To the best of our knowledge, we are unaware of any other person having the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, such securities.

Item 7 Identification and Classification of the Subsidiary Which AcquirHed the Security Being Reported on by the Parent Holding Company.

          See Exhibit B attached.

Item 8    Identification and Classification of Members of the Group

          The attached Exhibit A states the identity of each member of the group filing this Schedule 13G.

Item 9    Notice of Dissolution of Group

          NOT APPLICABLE
          ---------------------------------------------------------------------

Item 10   Certification

          NOT APPLICABLE
          ----------------------------------------------------------------------

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                               * * * * * * * * *


Dated: February 12, 1998             MESIROW FINANCIAL HOLDINGS, INC.

                                     By /s/ James C. Tyree
                                        ------------------------------------
                                        James C. Tyree
                                        Chairman and Chief Executive Officer

MESIROW CAPITAL PARTNERS II          MESIROW CAPITAL PARTNERS III

By: Mesirow Financial Services,      By: Mesirow Financial Services,
    Inc., Its General Partner            Inc., Its General Partner


    By /s/ William P. Sutter, Jr.    By /s/ William P. Sutter, Jr.
      ---------------------------       --------------------------
      William P. Sutter, Jr.            William P. Sutter, Jr.
      Vice President                    Vice President


MESIROW CAPITAL PARTNERS IV          MESIROW CAPITAL PARTNERS V

By: Mesirow Financial Services,      By: Mesirow Private Equity
    Inc., Its General Partner            Investments, Inc., Its General Partner

    By /s/ William P. Sutter, Jr.        By /s/ William P. Sutter, Jr.
    -----------------------------           --------------------------
     William P. Sutter, Jr.                 William P. Sutter, Jr.
     Vice President                         Executive Vice President


MESIROW CAPITAL PARTNERS VI

By: Mesirow Financial Services,
    Inc., Its General Partner

    By /s/ William P. Sutter, Jr.    /s/ William P. Sutter, Jr.
      ---------------------------    --------------------------
      William P. Sutter, Jr.         WILLIAM P. SUTTER, JR.
      Vice President

                                   EXHIBIT A


     The undersigned, MESIROW FINANCIAL HOLDINGS, INC., a Delaware corporation, MESIROW CAPITAL PARTNERS II, an Illinois limited partnership, MESIROW CAPITAL PARTNERS III, an Illinois limited partnership, MESIROW CAPITAL PARTNERS IV, an Illinois limited partnership, MESIROW CAPITAL PARTNERS V, an Illinois limited partnership, MESIROW CAPITAL PARTNERS VI, an Illinois limited partnership and WILLIAM P. SUTTER, JR. hereby agree that this 13G to which this Agreement is attached as an exhibit is filed on behalf of each of them.

Dated: February 12, 1998             MESIROW FINANCIAL HOLDINGS, INC.

                                     By /s/ James C. Tyree
                                     ------------------------------------
                                     James C. Tyree
                                     Chairman and Chief Executive Officer

MESIROW CAPITAL PARTNERS II          MESIROW CAPITAL PARTNERS III

By: Mesirow Financial Services,      By: Mesirow Financial Services,
    Inc., Its General Partner            Inc., Its General Partner



    By /s/ William P. Sutter, Jr.        By /s/ William P. Sutter, Jr.
       --------------------------           --------------------------
       William P. Sutter, Jr.               William P. Sutter, Jr.
       Vice President                       Vice President


MESIROW CAPITAL PARTNERS IV          MESIROW CAPITAL PARTNERS V

By: Mesirow Financial Services,      By: Mesirow Private Equity
    Inc., Its General Partner            Investments, Inc., Its General Partner

    By /s/ William P. Sutter, Jr.    By /s/ William P. Sutter, Jr.
       --------------------------       --------------------------
       William P. Sutter, Jr.           William P. Sutter, Jr.
       Vice President                   Executive Vice President

MESIROW CAPITAL PARTNERS VI

By: Mesirow Financial Services,
    Inc., Its General Partner

    By /s/ William P. Sutter, Jr.    /s/ William P. Sutter, Jr.
       --------------------------    --------------------------
       William P. Sutter, Jr.        WILLIAM P. SUTTER, JR.
       Vice President

                                   EXHIBIT B

     Identification of the Subsidiaries to which this filing relates is Mesirow Financial Services, Inc. and Mesirow Private Equity Investments, Inc., as further described in response to Item 2(a).

                                 Page 14 of 14